Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
SOUTHPEAK INTERACTIVE CORPORATION
and
MIDWAY HOME ENTERTAINMENT INC.,
MIDWAY STUDIOS-LOS ANGELES INC.
and
MIDWAY GAMES INC.
Dated as of September 18, 2009

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Table of Contents
(continued)

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 18th day of September, 2009, by and among SOUTHPEAK INTERACTIVE CORPORATION, a Delaware corporation (“Purchaser”), MIDWAY HOME ENTERTAINMENT INC., a Delaware corporation (the “Studio”), MIDWAY STUDIOS-LOS ANGELES INC., a California corporation (“Midway L.A.”), and MIDWAY GAMES INC., a Delaware corporation (“Parent,” and together with the studio and Midway L.A., each a “Seller” and together “Sellers”).
RECITALS:
     WHEREAS, the Studio is a wholly owned subsidiary of Parent that was engaged, among other things, in the business of designing and developing the TNA iMPACT! wrestling video games at a studio located at 10636 Scripps Summit Court, San Diego, California, USA 92131 pursuant to rights granted under the TNA License (as defined below);
     WHEREAS, on February 11, 2009, Parent and its U.S. subsidiaries, including the Studio, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and such Chapter 11 cases (the “Bankruptcy Proceedings”) are being jointly administered for procedural purposes under Case No. 09-10465-KG;
     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, certain assets created under the TNA License (but excluding the Excluded Assets (as defined below)) at the price and on and subject to the other terms and conditions specified in this Agreement and pursuant to Section 363 and 365 of the Bankruptcy Code, in accordance with the Sale Order; and
     WHEREAS, the parties hereto intend this Agreement to set forth the terms and conditions governing the sale, purchase, assignment and assumption of the Purchased Assets by Sellers to Purchaser;
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound legally, the parties hereto agree as follows:
ARTICLE 1. DEFINITIONS; INTERPRETATION AND RULES OF CONSTRUCTION
     1.1 Definitions. The following terms shall have the meaning specified below.
     (a) “Adverse Claim” means there is no demand, claim, charge, complaint, action, suit, proceeding, hearing, inquiry or investigation by any Person or Governmental Authority currently pending or overtly threatened against any Seller which (i) questions the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (ii) challenges the legality, validity, enforceability, ownership or performance of any Assumed Contract or other Purchased Asset.
     (b) “Agreement” has the meaning ascribed in the Preamble.
     (c) “Ancillary Agreements” means each other agreement, document or instrument contemplated hereby, including but not limited to the Bill of Sale and the Assignment and Assumption Agreement.
     (d) “Assignment and Assumption Agreement” has the meaning ascribed in Section 6.5.
     (e) “Assumed Contracts” means collectively, the Assumed Development Agreements and the other Contracts listed on Schedule 2.1 except to the extent such Contract is excluded pursuant to Section 9.3.
     (f) “Assumed Development Agreements” has the meaning set forth in Section 2.1.
     (g) “Assumed Liabilities” has the meaning ascribed to it in ARTICLE 3.
     (h) “Assumption Order” means the order of the Bankruptcy Court approving the assumption by the applicable Seller and the assignment to Purchaser of the Assumed Contracts.
     (i) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq., as may be amended from time to time.
     (j) “Bankruptcy Court” shall have the meaning ascribed in the Recitals.
     (k) “Bankruptcy Proceedings” shall have the meaning ascribed in the Recitals.
     (l) “Bill of Sale” shall have the meaning ascribed in Section 6.2(a).
     (m) “Business” shall mean the design and development of the First Game and the Second Game.
     (n) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in Richmond, Virginia are authorized or required by applicable law to close.
     (o) “Closing” shall have the meaning ascribed in Section 6.1.
     (p) “Closing Date” shall have the meaning ascribed in Section 6.1.
     (q) “Committee” means the Official Committee of Unsecured Creditors duly appointed in the Bankruptcy Proceedings and such committee’s advisors.
     (r) “Consent” means any consent, approval, authorization, waiver or notification of, by or to the Bankruptcy Court, a Governmental Authority or any other Person.

     (s) “Contracts” means contracts, licenses, agreements, commitments, promises, orders and other obligations and understandings, oral and written, express and implied, to which any Seller is a party.
     (t) “Cure Amount Escrow Agreement” means an escrow agreement in substantially the same form as the Escrow Agreement.
     (u) “Cure Amounts” means any and all fees, costs, charges, amounts and other obligations (including, without limitation, advances, initial fees, up-front fees, or similar and additional fees) required to be paid or otherwise performed under any Assumed Contract in order to cure in full any and all breaches and defaults thereunder by any Seller existing immediately prior to the Closing, all as determined by the Bankruptcy Court.
     (v) “Deposit” has the meaning set forth in ARTICLE 5.
     (w) “Encumbrances” means any liens, claims, interests, and other encumbrances within the meaning of section 363(f) of the Bankruptcy Code.
     (x) “Escrow Agent” means Blank Rome LLP.
     (y) “Escrow Agreement” means the escrow agreement effective as of August 19, 2009 executed by the parties and the Escrow Agent.
     (z) “Excluded Assets” has the meaning ascribed in Section 2.2.
     (aa) “First Game” means the first The TNA iMPACT! wrestling game.
     (bb) “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator, including, without limitation, the Bankruptcy Court.
     (cc) “Knowledge of Sellers” means the actual, current knowledge of Matthew Booty, Miguel Iribarren, Ryan O’Desky and Steve Martin.
     (dd) “Law” means any law, statute, code, ordinance, rule regulation, ruling, interpretation or other requirement of any Governmental Authority.
     (ee) “Midway L.A.” has the meaning ascribed in the Preamble.
     (ff) “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority, including, without limitation, the Bankruptcy Court.
     (gg) “Parent” has the meaning ascribed in the Preamble.
     (hh) “Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, association, trust, unincorporated organization, joint venture, Governmental Authority or other legal entity.

     (ii) “POV Agreement” means the Master Design and Development Agreement effective as of September 1, 1999 by and between the Studio and Point of View, Inc.
     (jj) “Purchase Price” has the meaning ascribed in ARTICLE 5.
     (kk) “Purchased Assets” has the meaning ascribed in Section 2.1.
     (ll) “Purchaser” has the meaning ascribed in the Preamble.
     (mm) “Sale Order” means an Order entered by the Bankruptcy Court authorizing and approving the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Purchaser, and substantially in the form of Exhibit A attached hereto.
     (nn) “Second Game” means the two versions of The TNA iMPACT! wrestling game currently under development pursuant to the Assumed Development Agreements.
     (oo) “Sellers” has the meaning ascribed in the Preamble and shall, include Parent, the Studio or Midway L.A., as applicable, as debtor and debtor-in-possession, so as to provide to Purchaser the fullest protection under this Agreement and the transactions contemplated hereby as the Law allows.
     (pp) “Studio” has the meaning ascribed in the Preamble.
     (qq) “Taxes” means any taxes, charges, fees or other assessments imposed by any Governmental Authority, including all Federal, state, local, foreign and other income, gross receipts, franchise, capital stock, withholding, payroll, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, excise, transfer, profits, license, customs, estimated, severance, stamp, occupation, value added and corporation and any other taxes, including any interest, penalties or additions on or to the foregoing.
     (rr) “TNA” means TNA Entertainment, LLC.
     (ss) “TNA License” means the License Agreement effective as of September 16, 2005 between TNA and the Studio, as amended.
     1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:
     (a) References to an “Article,” “Section,” “Exhibit” or “Schedule” in this Agreement refer to an Article or Section of or an Exhibit or Schedule to, this Agreement unless otherwise stated. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the term “this Agreement” includes such Exhibits and Schedules;
     (b) The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof;

     (c) Whenever the words “include,” “includes” or “including” are used in this Agreement,
     (d) They are deemed to be followed, whether or not expressly so stated, by the words “without limitation”;
     (e) As used in this Agreement, the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other portion of this Agreement;
     (f) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined in such certificate or other document;
     (g) Whenever the singular number is used in this Agreement, the same will include the plural where appropriate, and vice versa;
     (h) Any Law defined or referred to herein or in any agreement, instrument or other document that is referred to herein means such Law as from time to time amended, otherwise modified or supplemented, including by succession of comparable successor laws, statutes, rules or regulations;
     (i) References to a Person are also to such Person’s permitted successors and assigns; and the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE 2. PURCHASE AND SALE OF ASSETS
     2.1 Assets to be Purchased. On and subject to all the terms and conditions of this Agreement (including without limitation, Section 2.2) and the Sale Order and in reliance upon the representations and warranties of the parties herein set forth, each Seller shall, subject to the Sale Order and the Assumption Order, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of such Seller’s right, title and interest in, to, and under the Purchased Assets, free and clear of any and all Encumbrances as set forth in the Sale Order and/or the Assumption Order, as applicable. For purposes of this Agreement, the term “Purchased Assets” shall mean:
     (a) All completed versions of the First Game including the right to control the gold masters for such versions and the right to publish, manufacture, sell and distribute the completed versions of the First Game on various platforms including the Nintendo Wii, PlayStation 2, PlayStation 3 and Microsoft Xbox 360;
     (b) The following Contracts for the development of the Second Game on hand held platforms (the “Assumed Development Agreements”), including Sellers right to recoup all advances or monies paid by Sellers pursuant to the Assumed Development Agreements:

•	Master Design and Development Agreement dated February 6, 2009 between Midway Home Entertainment Inc. and Doubletap LLP and Schedules 1 and 2 thereto.

•	Schedule 30 to the POV Agreement.
     (c) The two hand held versions of the Second Game under development pursuant to the Assumed Development Agreements including (i) the right to use in such hand held games data, data files and other materials supplied by Sellers to Point of View, Inc. or DoubleTap LLP for use in such hand held versions of the Second Game and (i) the right to use in such hand held games data, data files and other materials derived by Point of View, Inc. or DoubleTap LLP from data, data files and other materials supplied by Sellers to Point of View, Inc. or DoubleTap LLP, in each instance to the extent that such data, data files and other materials have been previously incorporated into such hand held games;
     (d) All submission files for packaging and manuals for the versions of the First Game on the Nintendo Wii, Play Station 2, Playstation 3 and Microsoft Xbox 360 platforms;
     (e) The domain name www.TNAGame.com;
     (f) All data, data files and other materials that were independently created or developed by Point of View, Inc. under Schedule 27 (PlayStation 2 version) and Schedule 28 (Wii version) to the POV Agreement which have been incorporated by Point of View, Inc. in the First Game or the Second Game and which are currently in the possession of Point of View, Inc.; and
     (g) The other Contracts and assets listed on Schedule 2.1.
The Purchased Assets include rights licensed to Sellers by TNA. Therefore, notwithstanding the foregoing, Purchaser may not use the Purchased Assets or sell or distribute the Purchased Assets without first obtaining any necessary license or other permission from TNA.
     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall be limited to the assets identified or described in Section 2.1 if and to the extent of Sellers’ rights therein and shall in any event exclude (the “Excluded Assets”):
     (a) the name “Midway” and all variations thereof;
     (b) the underlying assets and elements of the First Game including the art files, music files and source code;
     (c) Schedule 29 to the POV Agreement;
     (d) the TNA License and Sellers’ rights thereunder; and
     (e) all motion capture data made or created by Sellers, including motion capture data created under the TNA License, but excluding any data included in the Purchased Assets pursuant to Section 2.1(c).

ARTICLE 3. ASSUMED LIABILITIES
     On the terms and subject to the conditions set forth in this Agreement and the Sale Order and the Assumption Order, as applicable, at the Closing, Purchaser shall assume and shall timely perform and discharge in accordance with their respective terms, (i) all of Sellers’ liabilities and obligations under the Assumed Contracts, and (ii) pay the Cure Amounts, if any, pursuant to the terms of ARTICLE 5. (collectively, the “Assumed Liabilities”). Anything in this Agreement to the contrary notwithstanding, at the Closing Purchaser shall deposit with the Escrow Agent under the terms of the Cure Amount Escrow Agreement Eighty-Seven Thousand Dollars ($87,000). If for any reason the Assumption Order does not approve the assumption and assignment of the Assumed Development Agreements or Purchaser wrongfully fails to pay and assume the Cure Amounts, the Studio shall be entitled to the immediate disbursement of such $87,000 for the purpose of first paying such Cure Amounts and then paying any other Assumed Liabilities under the Assumed Development Agreements.
ARTICLE 4. EXCLUDED LIABILITIES
     Except for the Assumed Liabilities, Purchaser is not assuming and shall not assume, and Purchaser shall not in any way be responsible for, any liabilities or obligations of any Seller or any other liabilities or obligations whatsoever (whether known or unknown to any Seller) associated with the Purchased Assets or with any other properties, rights, Contracts or other assets, without limitation, any and all other liabilities or obligations, whether presently in existence of arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or un liquidated or otherwise.
ARTICLE 5. PURCHASE PRICE
     The aggregate consideration due from Purchaser hereunder (the “Purchase Price”) shall consist of (a) cash in an amount equal to One Hundred Thousand Dollars ($100,000), and (b) the aggregate of the Cure Amounts and the other Assumed Liabilities. Purchaser has heretofore delivered a Bank Check in the amount of $100,000 payable to Blank Rome LLP, Attorney Escrow Account (the “Deposit”) to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. At the Closing, the parties shall instruct the Escrow Agent to deliver the Deposit to the Studio in payment of the cash portion of the Purchase Price. If the conditions to Purchaser’s obligation to Close have been fulfilled and Purchaser fails to close within two Business Days after entry of the Sale Order or such later date as the conditions to Purchaser’s obligation to Close have been fulfilled, then the full amount of the Deposit shall be forfeited by Purchaser and Sellers are authorized to deliver the Deposit to the Studio as liquidated damages upon receipt of a written statement from Sellers to that effect. If TNA objects to the transactions contemplated by this Agreement and as a result thereof the Sale Order is not entered, then Purchaser shall forfeit the Deposit.
ARTICLE 6. CLOSING AND DELIVERIES
     6.1 Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions set forth in ARTICLE 10, the closing of the transactions contemplated hereby (the “Closing”) shall take place on a date and time agreed by the parties hereto but in any event on or before the second Business Day after the entry of the Sale Order or on such other date as may be mutually agreed upon by the parties. The Closing shall be held at the offices of Williams Mullen, 1021 E. Cary Street, Richmond, Virginia 23219, or at such other location or in such other manner, including closing by facsimile or email with originals to follow, as agreed to by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     6.2 Deliveries by Seller. At the Closing, Sellers shall deliver to Purchaser the following items:
     (a) A bill of sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by each Seller;
     (b) The Cure Amount Escrow Agreement; duly executed by each Seller;
     (c) All such other agreements, instruments and documents in recordable form, duly executed by Sellers, as are deemed by Purchaser to be necessary or appropriate to effect the transfer to Purchaser of the Purchased Assets to be delivered at Closing, each in form and substance reasonably satisfactory to Purchaser’s and Sellers’ counsel;
     (d) The compliance certificate described in Section 10.2(a), duly executed by authorized representatives of Sellers; and
     (e) The marketing and packaging materials included in the Purchased Assets by making them available at the Studio’s premises for pick up or shipment at Purchaser’s expense.
     6.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Sellers (or such other Person as is designated by Parent or designated below) the following items:
     (a) The Purchase Price, by written instruction to Blank Rome LLP to pay the Deposit to the Studio by wire transfer of immediately available funds to the bank account designated by Parent not less than one Business Day prior to the Closing;
     (b) The Bill of Sale; duly executed by Purchaser;
     (c) The Cure Amount Escrow Agreement; duly executed by Purchaser;
     (d) $87,000 by wire transfer to the Escrow Agent to be held in escrow pursuant to ARTICLE 3. and the Cure Amount Escrow Agreement; and
     (e) The compliance certificate described in Section 10.3(a), duly executed by an officer of Purchaser.
     6.4 Sales, Use and Other Taxes. Any sales, purchase, transfer, stamp, documentary stamp, use, excise, value added, personal property, export, import, stamp, and withholding or similar Taxes under the laws of the states in which any portion of the Purchased Assets are located, any subdivision of any such state or any other jurisdiction, that may be payable by reason of the sale of the Purchased Assets under this Agreement or otherwise assessed or imposed in connection with the transactions contemplated hereby shall be borne and timely paid by Purchaser.
     6.5 Assignment and Assumption Agreement. Within two Business Days following the entry of the Assumption Order and provided there is no Order to the contrary, Purchaser and Sellers shall each execute and exchange an assignment and assumption agreement substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”) and Purchaser shall pay the Cure Amounts at such time or as otherwise directed in the Assumption Order. Purchaser shall be permitted to use the $87,000 held in escrow under the Cure Amount Escrow Agreement first to pay any Cure Amounts in full and thereafter to pay Assumed Liabilities under the Assumed Development Agreements when due. The parties shall execute directions to the Escrow Agent to permit the appropriate payments. For the avoidance of doubt, Purchaser shall not be obligated to pay any Assumed Liability before such amount is due under the applicable Assumed Contract.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Purchaser as follows:
     7.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     7.2 Authorization of Agreement. Subject to the applicable provisions of the Bankruptcy Code, the entry of the Sale Order, and the approval of this Agreement by the Bankruptcy Court:
     (a) Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby; and
     (b) This Agreement has been, and each Ancillary Agreement to which any Seller is a party as of the Closing will have been, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto) upon entry of the Sale Order this Agreement constitutes and each Ancillary Agreement to which Sellers are a party will constitute legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with such agreement’s respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     7.3 Conflicts. To the Knowledge of Sellers, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which Sellers are a party, and compliance by Sellers with the provisions hereof and thereof; do not and will not conflict with, or result in any violation of or default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of any Seller; or (ii) subject to entry of the Sale Order, any applicable Order or Law of any Governmental Authority applicable to such Seller or by which any Seller or any of the Purchased Assets is subject or bound, other than, in the case of clause (ii), such conflicts, violations, defaults, breaches, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets, or on any Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
     7.4 Consents. To the Knowledge of Sellers, other than entry of the Sale Order and the Assumption Order by the Bankruptcy Court, no Consent of any Governmental Authority is required in connection with the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which Sellers are a party, the performance of Sellers’ obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby by Sellers.
     7.5 Assumed Contracts. Sellers have made available to Purchaser true, correct and complete copies of each written Assumed Contract.
     7.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, no Seller nor any other Person makes any other express or implied representation or warranty (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or non-infringement) with respect to Sellers, the Purchased Assets; the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by any Seller, any affiliate of any Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained herein, each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or non-infringement) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of any Seller or any of its affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the business or assets being acquired by Purchaser. Seller has specifically advised Purchaser that the Purchased Assets do not constitute all rights and assets required to publish the First Game and that those rights will need to be acquired from third parties. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material. The Purchased Assets are being transferred to Purchaser on a “where is” and, as to condition, “ as is” basis, except as otherwise expressly set forth herein.
ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Sellers as follows:
     8.1 Organization and Good Standing. Purchaser is an entity duly formed, validly existing and in good standing under the laws of Delaware.

     8.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party and to perform Purchaser’s obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Ancillary Agreement to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Ancillary Agreement to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto, the entry of the Sale Order and receipt of such other authorization as is required by the Bankruptcy Court) this Agreement and each other Ancillary Agreement to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with such agreements’ respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     8.3 Conflicts. To the knowledge of Purchaser, the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, and compliance by Purchaser with the provisions hereof and thereof, do not and will not conflict with, or result in any violation of or default or breach (with or without notice or lapse of time or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation or by-laws of the Purchaser; (ii) subject to entry of the Sale Order, any applicable Order or Law of any Governmental Authority applicable to Purchaser or by which Purchaser or any of its properties or assets are subject or bound, other than, in the case of clause (ii), such conflicts, violations, defaults, breaches, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
     8.4 Consents. To the knowledge of Purchaser, other than entry of the Sale Order by the Bankruptcy Court, no Consent of any Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance of Purchaser’s obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby by Purchaser.
     8.5 Sufficient Funds. Purchaser has sufficient funds available to consummate this transaction.
     8.6 Entire Transaction. Purchaser acknowledges that the entry into this Agreement by Purchaser and Sellers constitutes the definitive documentation contemplated by the parties hereto as described to the Bankruptcy Court at the hearing held in the Bankruptcy Proceedings on August 19, 2009 and that Purchaser is satisfied with the Purchased Assets described herein. Purchaser has determined not to purchase any motion capture data from Sellers and hereby acknowledges that it shall not have nor claim to have any right to any motion capture data as against Sellers or THQ Inc. by reason of anything stated at the August 19, 2009 hearing or otherwise.

     8.7 Purchaser’s Inspection. Purchaser has inspected the Purchased Assets, acknowledges the quantity and condition of the Purchased Assets, and acknowledges that no further inspection or due diligence is a condition to complete the transactions contemplated hereby, Purchaser acknowledges that it is purchasing the Assets on an “as is, where is” basis, with no representations or warranties of any kind except as specifically set forth in ARTICLE 7. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in ARTICLE 7 hereof, Purchaser further represents that neither Sellers nor any of their affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Sellers’ Business, the Purchased Assets or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Sellers, any of their affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of; any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Purchased Assets or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Purchased Assets and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.
ARTICLE 9. COVENANTS
     9.1 Notification of Bankruptcy Court Filings Relating to this Agreement and New Adverse Claims. From and after the date hereof and until the Closing, Sellers shall, and shall cause their respective attorneys to, cooperate with Purchaser regarding, and shall keep Purchaser and its attorneys reasonably apprised of, (i) all matters with respect to the Bankruptcy Proceedings that relate to the transactions contemplated hereby, including, without limitation, by providing Purchaser and its attorneys with (x) a copy of any motion or other pleading, Order or other document to be filed with the Bankruptcy Court with respect to such transactions, and providing Purchaser and its attorneys a reasonable opportunity to review and comment on the same, and (y) reasonable advance notice of any motion to assume or reject any Assumed Contract; and (ii) the making, filing, initiation or assertion of any Adverse Claim first made, filed, initiated or asserted after the date hereof.
     9.2 Post-Closing Obligations. From and after the Closing:
     (a) At Purchaser’s sole expense, Sellers shall cooperate with Purchaser to confirm to such third parties as may be necessary that Purchaser is the owner of Sellers’ rights in the Purchased Assets.
     (b) Sellers shall promptly execute and deliver or cause to be executed and delivered all such further agreements, bills of sale, assignments, certificates, instruments, and documents, and perform such further actions in addition to those required by this Agreement, as Purchaser may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Purchaser shall promptly execute and deliver or cause to be executed and delivered all such further agreements, assignment, certificates, instruments, and documents to assure fully to Sellers and the successors and assigns thereof, the assumption of the Assumed Liabilities and to otherwise make effective the transactions contemplated hereby and thereby. Any costs incurred by Sellers in fulfilling their obligations under this Section 9.2(b) shall be paid by Purchaser.
     9.3 Bankruptcy Court Filings. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, entry of the Assumption Order, and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits, non-confidential financial information, confidential information subject to a reasonable form of confidentiality agreement or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (i) providing necessary assurances of performance by Purchaser under this Agreement and the Assumed Contracts; and (ii) making Purchaser’s employees and representatives available (at reasonable times and upon reasonable prior notice) to be interviewed by Sellers’ attorneys and to testify before the Bankruptcy Court and at depositions, with respect to demonstrating adequate assurance of future performance by Purchaser under any Assumed Contract. Promptly following execution of this Agreement, Sellers shall submit to the Bankruptcy Court the Sale Order under certification of counsel to request entry of the Sale Order and Sellers shall take such actions as may be appropriate to provide notice to parties to the Assumed Contracts of the proposed assumption and assignment of those Contracts pursuant to the terms of this Agreement. Purchaser agrees to accept the assignment of and assume the Assumed Contracts in accordance with the Assumption Order; provided, however, that Purchaser shall have the right in its sole and absolute discretion and exercisable at any time prior to the Bankruptcy Court’s entry of the Assumption Order by giving written notice to the Parent and the Committee, to exclude from the Purchased Assets one or more Assumed Contracts other than the Assumed Development Agreements (which may not be excluded) and all such excluded Contracts shall cease to be Assumed Contracts.
     9.4 Rejection of TNA License. As promptly as practical after the date hereof, Sellers shall take such action as may be necessary to reject the TNA License in the Bankruptcy Proceedings, except that notwithstanding such rejection, Sellers’ former European subsidiaries shall continue to have the right to sell their inventory of the First Game subject to the terms of the TNA License through and including October 15, 2009.
     9.5 Use of Purchased Assets. Purchaser acknowledges that the use of the Purchased Assets requires a license from and the approval of TNA. Purchaser agrees that it shall not take any action with respect to the Purchased Assets without first obtaining the approval of TNA. Following the Closing Date, Purchaser shall indemnify and hold harmless Seller, Parent, their Affiliates, successors and permitted assigns and their respective officers, directors, members, employees, agents and representatives, from and against any and all liabilities, whether known or unknown, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses), of any nature whatsoever, which relate to or arise from Purchaser’s breach of this Section 9.5, or any claim made by TNA that the use of the Purchased Assets by Purchaser is in violation of TNA’s rights or assets.

     9.6 Withdrawal of Tradewest Application. On or before the Closing Date, Purchaser shall withdraw and abandon any and all applications to register the trademark “Tradewest” and hereby acknowledges that Purchaser shall not adopt as its own or use the mark “Tradewest” in the future.
ARTICLE 10. CONDITIONS PRECEDENT
     10.1 Conditions to each Party’s Obligation to Effect the Closing. The obligation of each party to effect the Closing is subject to the satisfaction or waiver by all of the parties hereto at or prior to the Closing of the following conditions:
     (a) No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and
     (b) The Bankruptcy Court shall have entered the Sale Order; the Sale Order shall be effective immediately upon entry, except to the extent stayed by its terms; the 10-day stay of the Sale Order, as provided in Rule 6004(h) and 6006(d) or any other Rule of the Federal Rules of Bankruptcy Procedure, shall not apply.
     10.2 Conditions to Purchaser’s Obligation to Effect the Closing. The obligation of Purchaser to effect the Closing is subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of (in addition to the conditions set forth in Section 10.1) the following conditions:
     (a) The representations and warranties of Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); Sellers shall have in all material respects performed or tendered performance of or complied with, each and every covenant, obligation and condition on the part of any Seller to be performed which, by its terms, is required by this Agreement to be performed or complied with at or before the Closing; and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized representative of each Seller (in his or her capacity as such) confirming the foregoing;
     (b) Sellers shall have delivered or be prepared to deliver all of the items required by Section 6.2 and all other items required to be delivered by Sellers or any of them as of the Closing Date pursuant to the terms and conditions of this Agreement;
     10.3 Conditions to Sellers’ Obligation to Effect the Closing. The obligation of Sellers to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of (in addition to the conditions set forth in Section 10.1) the following conditions:
     (a) The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); Purchaser shall have in all material respects performed or tendered performance of or complied with, each and every covenant, obligation and condition on the part of Purchaser to be performed which, by its terms, is required by this Agreement to be performed or complied with at or before the Closing; and Purchaser shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized representative of Purchaser (in his or her capacity as such) confirming the foregoing); and
     (b) Purchaser shall have delivered or be prepared to deliver all of the items required by Section 6.3 (including but not limited to the Purchase Price) and all other items required to be delivered by Purchaser as of the Closing Date pursuant to the terms and conditions of this Agreement.
     10.4 Reasonable Efforts. Each party hereto shall use commercially reasonable efforts to cause the conditions set forth in this ARTICLE 10. to be satisfied. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in this ARTICLE 10. if such failure was caused by such party’s failure to comply with any provisions of this Agreement.
ARTICLE 11. TERMINATION
     11.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
     (a) By Purchaser or Sellers, if as of October 31, 2009 Sellers have failed to obtain entry of the Sale Order, or if at any time prior to October 31, 2009 the Sale Order, after entry, ceases to be in full force and effect, or is revoked, rescinded, vacated, appealed, materially modified, reversed or stayed or otherwise rendered ineffective by a court of competent jurisdiction;
     (b) By Purchaser or Sellers, if the Closing shall not have occurred by November 1, 2009; provided, however, that if the Closing shall not have occurred on or before such date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 11.1(b);
     (c) By mutual written consent of Sellers and Purchaser;
     (d) By Purchaser, if Sellers fail to consummate the transactions contemplated hereby, Purchaser has otherwise complied with all of Purchaser’s obligations under this Agreement, and all of the conditions contained in Sections 10.1 and 10.3 have been satisfied;
     (e) By Sellers, if Purchaser fails to consummate the transactions contemplated hereby, Sellers have otherwise complied with all of Sellers’ obligations under this Agreement, and all of the conditions contained in Sections 10.1 and 10.2 have been satisfied; or
     (f) By Sellers or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     11.2 Effect of Termination. In the event that this Agreement is validly terminated pursuant to this ARTICLE 11, written notice shall promptly be given to the other parties and all obligations of the parties under this Agreement shall terminate, and none of the parties shall have any further liability or obligation to any other party hereunder, except that the obligations of the parties designating as surviving termination shall survive such termination and except for any breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 11.1(e), Sellers shall be entitled to retain the Deposit as liquidated damages.
ARTICLE 12. MISCELLANEOUS
     12.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and, the consummation of the transactions contemplated hereby.
     12.2 Brokerage Obligations. Sellers and Purchaser each represent and warrant to the other that such party has incurred no liability to any broker or other broker or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. If any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Purchaser or any Seller in connection with the transactions contemplated hereby, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any Person in connection with the transactions contemplated hereby.
     12.3 Publications. Subject to the requirements of the Bankruptcy Code, each of the parties shall consult with the other(s) prior to issuing any press release or otherwise making any public statement with respect to the contents of this document or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation and then only with the consent of such other parties, except as may be required by Law, the Bankruptcy Court, the Securities and Exchange Commission or applicable stock exchange or NASDAQ regulations.
     12.4 Survival. All covenants and agreements in this Agreement or in any Ancillary Agreement that are described herein or therein as surviving the Closing or that by their terms are to be performed after the Closing shall survive the Closing (provided, that Sellers shall have no liability to Purchaser for any breach of any covenant to be performed prior to Closing). All other covenants and agreement, and all representations and warranties made herein, shall terminate as of the Closing and none of the parties shall have any liability to each other after the Closing for any breach thereof.
     12.5 Waiver. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by each party that is entitled to the benefits thereof. No waiver of any provision of this Agreement, nor consent to any departure therefrom, will be effective unless the same shall be in writing and signed on behalf of such party, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     12.6 Amendment. This Agreement may not be amended, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by the parties hereto that specifically references this Agreement.
     12.7 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given if effected by personal delivery (including but not limited to by Federal Express or other similar courier service), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with written confirmation by the sender), addressed as follows:
(a)	If to any Seller:

Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618
Facsimile: (773) 961-2099
Attn: General Counsel

With a copy (which shall not constitute notice) to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Facsimile: (917)332-3733
Attn: Jeffrey N. Siegel, Esq.
Pamela E. Flaherty, Esq.
or at such other address or facsimile number as Sellers may have advised Purchaser in writing; and
(b)	If to Purchaser. SouthPeak Interactive Corporation 2900 Polo Parkway, Suite 104 Midlothian, VA 23113 Attn: Terry Phillips With a copy to: Williams Mullen Two James Center 1021 East Cary Street

P.O. Box 1320 (23218-1320) Richmond, VA 23219 Facsimile: (804) 783-6507 Attention: William H. Schwarzschild, III, Esq.
or at some other address or facsimile number as Purchaser may have advised Sellers in writing.
All such notices, requests and other communications shall be deemed to have been received on the date receipt is confirmed.
     12.8 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. No party may transfer, convey, dispose, assure or otherwise assign his or its rights or obligations hereunder or any interest herein without the prior written consent of the other parties hereto. To the extent of any such assignment, such assignee will have the same rights and obligations with respect to the other parties as it would have if it were a named party hereto. Notwithstanding the foregoing, Purchaser may, without the consent of Sellers, assign Purchaser’s rights and delegate Purchaser’s obligations under this Agreement to any affiliate of Purchaser.
     12.9 Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.
     12.10 Severability. If any term or provision of this Agreement is found by any Governmental Authority to be illegal, invalid or unenforceable, then the parties hereby waive such term or provision to the extent that it is found to be illegal, invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such term or provision will, to the extent allowable by Law and the preceding sentence, not be voided or canceled but will instead be modified by such Governmental Authority so that it becomes enforceable and, as modified, will be enforced as any other term or provision hereof. All other terms and provisions hereof will remain in full force and effect and are to be construed in accordance with the modified term or provision as if such illegal, invalid or unenforceable term or provision had not been contained in this Agreement,
     12.11 Entirety. This Agreement, including the Exhibits and Schedules attached hereto and together with the Ancillary Agreements, sets forth the entire agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior negotiations, representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein.
     12.12 Agreement Negotiated. The parties have participated jointly in the negotiation and drafting of this Agreement. No Law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

     12.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed collectively to be one agreement. Execution may be effected by delivery of facsimiles of signature pages, and facsimiles of signatures will be deemed to be originals for all purposes of this Agreement.
     12.14 Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any Person other than the parties and their heirs, executors, administrators, personal representatives, successors and permitted assigns any right or remedy under or by reason of this Agreement, except as otherwise expressly provided in this Agreement.
     12.15 Jurisdiction. WITHOUT LIMITING ANY PARTY’S RIGHT TO APPEAL, ANY ORDER OF THE BANKRUPTCY COURT, THE PARTIES AGREE THAT IF ANY DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED HEREUNDER OR IN CONNECTION HEREWITH, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION AND SHALL BE THE EXCLUSIVE VENUE TO RESOLVE ANY AND ALL DISPUTES RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SUCH COURT SHALL HAVE SOLE JURISDICTION OVER SUCH MATTERS AND THE PARTIES AFFECTED THEREBY AND PURCHASER AND SELLERS EACH HEREBY CONSENT AND SUBMIT TO SUCH JURISDICTION; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY PROCEEDINGS HAVE CLOSED, THE PARTIES AGREE TO UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE RESOLUTION OF ANY SUCH CLAIM OR DISPUTE. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     12.16 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof or therein to the extent permitted by Law.
     12.17 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, counsel or equity holder of Sellers or Purchaser shall have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transaction’s contemplated hereby and thereby.
     12.18 Damages and Injunctive Relief. Damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.18 shall be in addition to any other rights which a party may have at Law or in equity pursuant to this Agreement.
     12.19 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
  * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MIDWAY HOME ENTERTAINMENT INC.

By: Name:	/s/ Matthew Booty Matthew Booty
Title:	Chief Executive Officer

MIDWAY STUDIOS — LOS ANGELES INC.

By: Name:	/s/ Matthew Booty Matthew Booty
Title:	Chief Executive Officer

MIDWAY GAMES, INC.

By: Name:	/s/ Matthew Booty Matthew Booty
Title:	Chief Executive Officer

SOUTHPEAK INTERACTIVE CORPORATION

By: Name:	/s/ Melanie Mroz Melanie Mroz
Title:	Pres. & CEO

SCHEDULE 2.1
Assumed Contracts
1.	License Agreement dated January 9, 2008 between TNA Entertainment LLC and Midway Home Entertainment Inc. (Masters and Compositions)

2.	The following consulting agreements related to the First Game:
•	Consulting Agreement Dated January 10, 2008 between John Root and Midway Studios-Los Angeles, Inc.

•	Engagement No. 3, Engagement No. 9 and Engagement No. 10 under the Consulting Agreement dated February 15, 2007 between Virtuous Holdings Ltd. and Midway Amusement Games, LLC.

Exhibit A
SALE ORDER
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	:
	:	Chapter 11
MIDWAY GAMES INC., et al.,	:	Case No. 09-10465 (KG)
	:	(Jointly Administered)
Debtors.[1]	:	Re: Docket No. 522
ORDER UNDER 11 U.S.C. §§ 105(a) AND 363 AND FEDERAL RULES OF
BANKRUPTCY PROCEDURE 2002, 6004 AND 9014 (A) APPROVING
THE SALE OF PURCHASED ASSETS FREE AND CLEAR OF ALL LIENS,
CLAIMS, INTERESTS AND ENCUMBRANCES PURSUANT TO 11 U.S.C.
§ 363, (B) APPROVING REJECTION OF CERTAIN TNA LICENSE AGREEMENT,
AND (C) GRANTING RELATED RELIEF
     Upon the motion (the “Sale Motion”) [Dkt. No. 522] of the above-captioned debtors and debtors in possession (the “Debtors”), pursuant to sections 105, 363 and 365 of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) for an order authorizing and approving (a) the sale of certain of the Debtors’ remaining assets (but excluding the Excluded Assets)2 used in connection with and arising out of the operation of the Business conducted at the San Diego Studio, and (b) the assumption and assignment of certain executory contracts in connection therewith; and the Court having reviewed and considered (i) the Sale Motion and all

[1]	The Debtors are: Midway Games Inc., Midway Home Entertainment Inc., Midway Amusement Games, LLC, Midway Interactive Inc., Surreal Software Inc., Midway Studios — Austin Inc., Midway Studios — Los Angeles Inc., Midway Games West Inc., Midway Home Studios Inc., and Midway Sales Company, LLC.

[2]	All capitalized terms not otherwise defined in this Order have the meanings ascribed to such terms in the Sale Motion or the Purchase Agreement, as applicable. In the event of any inconsistency between the use of capitalized terms in the Sale Motion and Purchase Agreement, the Purchase Agreement shall control.

relief related thereto, (ii) any objections thereto, (iii) the terms of the agreement relating to the purchase of certain of the Excluded Assets (hereafter, the “Purchased Assets”), as described in and pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of September 16, 2009 (collectively with all schedules and exhibits thereto, and all ancillary agreements, the “Purchase Agreement”) by and between Midway Games Inc., Midway Studios — Los Angeles Inc., and Midway Home Entertainment, Inc., as sellers (the “Sellers”), and SouthPeak Interactive Corporation (the “Purchaser”), a true and correct copy of which is attached hereto as Exhibit A and (iv) the Court having heard the statements of counsel and the evidence presented in support of the relief requested by the Sale Motion at the hearings before the Court on August 18 and 19, 2009 (collectively, the “Sale Hearing”); and the Court having jurisdiction to consider and determine the Sale Motion as a core proceeding in accordance with 28 U.S.C. §§ 157(b) and 1334; and due notice of the Sale Hearing and the Sale Motion having been provided, and it appearing that no other or further notice need be provided; and after due deliberation and sufficient cause appearing therefor;
          IT IS HEREBY FOUND AND DETERMINED:
          A. The Court has jurisdiction to consider the Sale Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334. The Sale Motion is a core proceeding under 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue is proper in the Court under 28 U.S.C. §§ 1408 and 1409.
          B. The statutory predicates for the relief sought in the Sale Motion are sections 105(a), 363(b), (f), and (m) and 365(a), (b) and (f) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.

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          C. As evidenced by the certificates of service filed with the Court, (i) proper, timely, adequate, and sufficient notice of the Sale Motion, the transactions contemplated thereby and the Sale Hearing has been provided in accordance with sections 102, 105, and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 9014; and (ii) no other or further notice of the Sale Motion, the transactions contemplated thereby, the Sale Hearing or the entry of this Order is required.
          D. A reasonable opportunity to object or be heard with respect to the Sale Motion and the relief requested therein has been afforded to all interested persons and entities, including, but not limited to: (i) the Office of the United States Trustee (the “OUST”); (ii) the Creditors’ Committee; (iii) known persons holding a lien, claim, encumbrance or other interest in, to or against any of the Purchased Assets; (iv) applicable federal, state and local taxing authorities; (v) applicable federal, state and local governmental units; and (vi) all entities who have filed a notice of appearance and request for service of papers in the Debtors’ bankruptcy cases pursuant to Bankruptcy Rule 2002.
          E. The Debtors have marketed the Purchased Assets diligently, in good faith and in a commercially reasonable manner to secure the highest and/or best offer therefor. At the direction of the Court, the Purchased Assets were the subject of a robust auction conducted over several hours on August 18, 2009. The Purchase Agreement represents the highest and best offer for the Purchased Assets.
          F. The terms and conditions of the Purchase Agreement: (i) are fair and reasonable, (ii) valid, binding and enforceable, (iii) constitute the highest and best offer for the Purchased Assets, (iv) will provide a greater recovery for the Sellers’ creditors than would be provided by any other practical available alternative, (v) constitute reasonably equivalent value

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and fair consideration for the Purchased Assets, and (vi) are in the best interests of the Sellers, their bankruptcy estates, creditors, and all parties in interest. The Sale must be approved and consummated promptly in order to maximize the value of the Sellers’ estates.
          G. The Purchaser is a good faith purchaser in accordance with section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.
          H. The Purchaser has acknowledged that its entry into the Purchase Agreement constitutes the definitive documentation contemplated by the Purchaser and Sellers at the August 19, 2009 Sale Hearing, and that the Purchaser is satisfied with the Purchased Assets described in the Purchased Agreement. The Purchaser has determined not to purchase any motion capture data from Sellers and has acknowledged that it shall not have nor claim to have any right to any motion capture data as against Sellers or THQ Inc. by reason of anything stated at the August 19, 2009 hearing or otherwise.
          I. Neither the Sellers nor the Purchaser has engaged in any conduct that would cause or permit the application of section 363(n) of the Bankruptcy Code to the Sale, including having the Purchase Agreement voided.
          ACCORDINGLY, THE COURT HEREBY ORDERS THAT:
          1. The Sale Motion is granted as set forth herein.
          2. Any objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled on the merits. Parties who did not object, or who withdrew their objections to the Sale Motion, are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

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          3. The Purchase Agreement and all of the terms and conditions contained therein are approved and are binding upon the parties thereto.
          4. The Debtors are authorized and directed, pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, to perform all of their obligations pursuant to the Purchase Agreement and to execute such other documents and take such other actions as are reasonably necessary to effectuate the transactions contemplated by the Purchase Agreement.
          5. The sale of the Purchased Assets, pursuant to this Order and the Purchase Agreement, will vest the Purchaser with good title to the Purchased Assets and will be a legal, valid and effective transfer of the Purchased Assets pursuant to sections 105, 363(b), and 363(f) of the Bankruptcy Code, free and clear of all liens, claims, interests or other Encumbrances (collectively, “Liens”), with all such Liens to attach to the net proceeds of sale of the Purchased Assets in the order of their priority, and with the same validity, priority, force and effect which such holder has prior to the sale of the Purchased Assets, subject to the rights, claims, defenses, and objections, if any, of the Debtors and all parties in interest.
          6. All persons or entities holding Liens in, to or against the Purchased Assets shall be, and they hereby are, forever barred from asserting such Liens against Purchaser and its successors and assigns, or against such Purchased Assets after Closing.
          7. Subject to and conditioned on the Closing of the transactions contemplated by the Purchase Agreement, at the direction of the Purchaser, the Sellers will promptly prepare an appropriate motion to assume and assign the Assumed Contracts (as defined in the Purchase Agreement) to Purchaser and to reject the TNA License on an expedited basis. Purchaser shall be responsible for satisfying any necessary findings of adequate assurance of future performance under such Assumed Contracts and for satisfying any cure amounts associated with the same.

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Such motion will be served with appropriate notice as required under local bankruptcy rules and scheduled for hearing at the earliest convenience of the Court. Purchaser assumes the risk concerning approval of the relief requested in such motion.
          8. The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended, or supplemented through a written document signed by the parties thereto in accordance with the terms thereof without further order of the Court; provided, however, that any such modification, amendment or supplement is neither material nor changes the economic substance of the transactions contemplated hereby.
          9. Until these cases are closed or dismissed, the Court shall retain exclusive jurisdiction (a) to enforce and implement the terms and provisions of the Purchase Agreement, all amendments thereto, and any waivers and consents thereunder; (b) to compel the Sellers and the Purchaser to perform all of their respective obligations under the Purchase Agreement; (c) to resolve any disputes, controversies or claims arising out of or relating to the Purchase Agreement, including with respect to Assumed Contracts; and (d) to interpret, implement and enforce the provisions of this Order.
          10. This Order shall be binding upon (i) the Debtors and their estates, (ii) all creditors of, and holders of equity interests in, any Debtor, (iii) all holders of Liens against or on all or any portion of the Purchased Assets, (iv) the Purchaser, and (v) all successors and assigns of any of the foregoing, including any trustees that may be appointed in any of the Debtors’ bankruptcy cases.
          11. The failure to include any particular provision of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of that provision, it being the intent of the Court and the parties that the Purchase Agreement be approved and authorized in its entirety.

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          12. This Order constitutes a final order pursuant to 28 U.S.C. § 158(a). As provided by Bankruptcy Rule 7062, this Order shall be effective and enforceable immediately. The provisions of Bankruptcy Rule 6004(h) staying the effectiveness of this Order for ten (10) days are hereby waived. This Court has found that time is of the essence in closing the transactions contemplated by the Purchase Agreement and the parties to the Purchase Agreement shall be authorized to close the sale as soon as possible consistent with the terms of the Purchase Agreement.
Dated: August                     , 2009

The Honorable Kevin Gross
United States Bankruptcy Judge

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Exhibit B
FORM OF BILL OF SALE
     BILL OF SALE dated as of                     , 2009, from Midway Games, Inc., a Delaware corporation, Midway Home Entertainment Inc., a Delaware corporation, Midway Studios — Los Angeles Inc., a California corporation (collectively, “Sellers”), and SouthPeak Interactive Corporation, a Delaware corporation, (“Purchaser”).
     WHEREAS, this Bill of Sale is being executed and delivered in connection with the consummation of the sale and purchase transaction contemplated in that certain Asset Purchase Agreement by and between Purchaser and Sellers, dated as of September 18, 2009 (hereinafter called the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Bill of Sale have the respective meanings set forth in the Purchase Agreement, the applicable terms of which are hereby incorporated by reference into this Bill of Sale. For purposes of this Bill of Sale, the Purchased Assets shall not include the Assumed Contracts; and
     WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, Sellers have agreed to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase and accept, all of Sellers’ respective right, title and interest in and to the Purchased Assets; and
     WHEREAS, pursuant to the Purchase Agreement, Sellers have agreed to execute and deliver this Bill of Sale with respect to the Purchased Assets to be conveyed by Sellers to Purchaser at the Closing.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Sale Order, Sellers do hereby irrevocably and unconditionally sell, transfer, convey, assign and deliver to Purchaser all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all liens, claims, interests, and other encumbrances within the meaning of Section 363(f) of the Bankruptcy Code; provided that Sellers are not selling, transferring, conveying, assigning or delivering any Excluded Assets or the Assumed Contracts.
     TO HAVE AND TO HOLD the same unto Purchaser and its successors and assigns, to and for its or their use, forever, subject, however, to all terms, conditions and provisions in the Purchase Agreement and the Sale Order.
     Except as provided in the Purchase Agreement or the Sale Order, the Purchased Assets are sold and conveyed “as is”, “where is”, and with all faults and defects, and Sellers make no warranty, express or implied, as to condition, description, fitness for a particular purpose, merchantability, or as to any other matter.
     By its execution hereof, Purchaser hereby accepts the foregoing sale, transfer, conveyance, assignment and delivery,

     Sellers hereby covenant and agree that they shall, at any time or from time to time hereafter at the reasonable request of Purchaser, execute and deliver such further instruments of conveyance, sale, transfer and assignment to Purchaser for any of the Purchased Assets.
     Sellers hereby constitute and appoint Purchaser and its successors and assigns as its true and lawful attorneys in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Sellers but on behalf of and for the benefit of Purchaser and its successors and assigns, to demand and receive any and all of the Purchased Assets hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Sellers or otherwise, for the benefit of Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which Purchaser or its successors or assigns reasonably deem desirable.
     The terms and provisions of this Bill of Sale shall be binding upon Sellers and their respective successors and assigns, and shall inure to the benefit of Purchaser and its successors and assigns.
     Nothing in this Bill of Sale is intended to or shall confer upon any Person other than the parties, and their respective successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Bill of Sale or any transaction contemplated by this Bill of Sale.
     This Bill of Sale shall be governed by and construed and enforced in accordance with (i) the laws of the State of Delaware, without regard to its conflict of laws, rules or principles and (ii) the Bankruptcy Code, to the extent applicable.
     To the extent any term or provision herein is inconsistent with the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control. To the extent that any term or provision herein or in the Purchase Agreement is inconsistent with the Sale Order, the Sale Order shall control.
     This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed and delivered as of the date first set forth above.

SELLERS:

MIDWAY GAMES INC.
MIDWAY HOME ENTERTAINMENT INC.
MIDWAY STUDIOS — LOS ANGELES INC.

By:

Name:
Title:

PURCHASER:

SOUTHPEAK INTERACTIVE CORPORATION

By:

Name:
Title:

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Exhibit C
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of                     , 2009, by and among Midway Games, Inc., a Delaware corporation, Midway Home Entertainment Inc., a Delaware corporation, and Midway Studios — Los Angeles Inc., a California corporation (collectively, “Assignors”), and SouthPeak Interactive Corporation, a Delaware corporation (“Purchaser” or “Assignee”).
     WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in connection with the consummation of the sale and purchase transaction contemplated in that certain Asset Purchase Agreement between Assignors and Purchaser dated as of September 18, 2009 (hereinafter called the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Assignment and Assumption Agreement have the respective meanings set forth in the Purchase Agreement, the applicable terms of which are hereby incorporated by reference into this Assignment and Assumption Agreement; and
     WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, Assignors have agreed to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase and accept, all of Assignors’ respective right, title and interest in and to the Assumed Contracts; and
     WHEREAS, pursuant to Article 3 of the Purchase Agreement, Purchaser has agreed to assume the Assumed Liabilities; and
     WHEREAS, the parties hereto acknowledge that pursuant to that certain Bill of Sale of dated                     , 2009, Assignors irrevocably and unconditionally sold, transferred, conveyed, assigned and delivered to Assignee all of Assignors’ right, title and interest in and to the Purchased Assets other than the Assumed Contracts; and
     WHEREAS, pursuant to the Purchase Agreement and subject to the Sale Order, the parties have agreed to execute this Assignment and Assumption Agreement with respect to the Assumed Contracts to be conveyed by Assignors to Purchaser following entry of the Assumption Order with respect to Purchaser’s assumption of the Assumed Liabilities.
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Assignors and Purchaser hereby agree as follows:
     1. Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Sale Order and the Assumption Order and in accordance with Section 365(k) of the Bankruptcy Code, Purchaser hereby assumes and agrees to pay, satisfy and discharge when due, the Assumed Liabilities as set forth in Article 3 of the Purchase Agreement. Notwithstanding the foregoing, Purchaser shall not assume or be obligated to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Assignment and Assumption Agreement, or as a result of the consummation of the transactions contemplated by this

Assignment and Assumption Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform any liabilities or obligations of Assignors other than the aforementioned Assumed Liabilities.
     2. If any provision of this Assignment and Assumption Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Assignment and Assumption Agreement of Assignors on the one hand and Assignee on the other hand will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Assignment and Assumption Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Assignment and Assumption Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Assignment and Assumption Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Assignment and Assumption Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
     3. The assumption by Assignee of the Assumed Liabilities as provided herein shall not be construed to defeat, impair or limit in any way any rights of Assignors or Assignee to dispute the validity or amount thereof.
     4. The terms and provisions of this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     5. This Assignment and Assumption Agreement may not be amended or modified except by an instrument in writing signed by Purchaser and Assignors, and no performance, term or condition can be waived in whole or in part except by a writing signed by the party against whom enforcement of the waiver is sought.
     6. Nothing in this Assignment and Assumption Agreement is intended to or shall confer upon any Person other than Purchaser and Assignors, and their respective successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Assignment and Assumption Agreement or any transaction contemplated by this Assignment and Assumption Agreement.
     7. To the extent any term or provision herein is inconsistent with the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control. To the extent that any term or provision herein or in the Purchase Agreement is inconsistent with the Assumption Order, the Assumption Order shall control.
     8. This Assignment and Assumption Agreement shall be governed by and construed and enforced in accordance with (i) the laws of the State of Delaware, without regard to its conflict of laws rules or principles and (ii) the Bankruptcy Code, to the extent applicable. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this

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Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.7 of the Purchase Agreement; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute, Each party irrevocably consents to and confers personal jurisdiction on the courts referred to above, and irrevocably and unconditionally waives any objection to the venue of such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of process may be made on such party by mailing a copy of the pleading or other document by registered or certified mail, return receipt requested, to its addresses for the giving of notice provided for in Section 12.7 of the Purchase Agreement, with service being deemed to be made five (5) Business Days after the giving of such notice. PURCHASER AND ASSIGNORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT AND ASSUMPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9. This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

MIDWAY GAMES INC. MIDWAY HOME ENTERTAINMENT INC. MIDWAY STUDIOS —LOS ANGELES INC.
By:
	Name:	Matthew Booty
	Title:	Chief Executive Officer

SOUTHPEAK INTERACTIVE CORPORATION
By:
Name:
Title:

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